EXHIBIT 10.3
AMENDMENT NO. 1

TO

GREAT AJAX CORP. 2016 EQUITY INCENTIVE PLAN

WHEREAS, Great Ajax Corp. (the “Company”) has adopted and maintains the Great Ajax Corp. 2016 Equity Incentive Plan (the “Plan”);

WHEREAS, in connection with the proposed entry by the Company into a management agreement with RCM GA Manager LLC (“the Manager”), an affiliate of Rithm Capital Corp. (the “Transaction”), the Company desires to amend the Plan in order to permit the issuance of equity-based incentives to the Manager, which may in turn issue incentives to the directors, managers, officers, employees of, or advisors or consultants to, the Manager or an affiliate thereof, in order to increase their efforts on behalf of the Company and to promote the success of the Company’s business; and

WHEREAS, the Board of Directors has determined that it would be in the best interest of the Company and its stockholders to so amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, that effective on, and subject to the occurrence of, the effectiveness of the Transaction, and subject to stockholder approval in accordance with Section 5.3 of the Plan, the Plan be amended to add the following as Annex A thereto:

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ANNEX A

MANAGER AWARDS

1. General. Notwithstanding anything in the Plan to the contrary, Awards may be made under the Plan to RCM GA Manager LLC (the “Manager,” and any such Award granted to the Manager, a “Manager Award”), which may in turn issue incentives to the directors, managers, officers, employees of, or advisors or consultants to, the Manager or an affiliate thereof, in order to increase their efforts on behalf of the Company and to promote the success of the Company’s business. In determining the type of Manager Award to be granted and the terms and conditions of such Manager Award (including the number of Shares to be covered by such Manager Award), the Board shall take into account such factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

2. Types of Manager Awards. The Board is authorized to grant any type of Award described in the Plan as a Manager Award, in each case to the extent permitted by Applicable Law. With respect to any Manager Award, the Manager shall, to the extent applicable, be treated as a “Grantee” for purposes of the Plan.

3. Terms of Manager Awards. The term of each Manager Award shall be for such period as may be determined by the Board. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company upon the grant, vesting, maturation or exercise of a Manager Award may be made in such forms as the Board shall determine at the date of grant or thereafter, including, without limitation, cash, Shares or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The Board may make rules relating to installment or deferred payments with respect to Manager Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Board may impose on any Manager Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board shall determine. Manager Awards may be granted with vesting, value and/or and payment contingent upon attainment of one or more performance goals. Except as otherwise set forth herein or as may be determined by the Board, each Manager Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Board shall determine at the date of grant or thereafter.